EXHIBIT 99.1

Community West Bancshares Earnings Grow 38% YOY to $1.6 Million in 2Q17 Highlighted by 21% Loan Growth YOY and 28% Non-Interest Bearing Deposit Growth YOY; Quarterly Common Stock Dividend Declared

GOLETA, Calif., July 28, 2017 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (NASDAQ:CWBC), parent company of Community West Bank (Bank), today reported net income increased 14.7% to $1.6 million, or $0.18 per diluted share, in the second quarter of 2017 (2Q17) compared to $1.4 million, or $0.16 per diluted share, in the first quarter of 2017 (1Q17) and increased 38.3% compared to $1.1 million, or $0.13 per diluted share, in the second quarter of 2016 (2Q16).

In the first six months of 2017 net income increased 20.9% to $2.9 million, or $0.34 per diluted share, compared to $2.4 million, or $0.29 per diluted share, in the first six months of 2016.

“Although we have been focused on organically growing our franchise (opening in San Luis Obispo last November, Oxnard in January, and a loan production office in Paso Robles in June 2017) we’ve concurrently delivered improved operating results,” stated Martin E. Plourd, President and Chief Executive Officer.  “The strong year-over-year loan growth of 21% together with 28% non-interest-bearing deposits growth was a result of our expansion.  We remain focused on competing for business in our local markets and expanding our franchise throughout California’s Central Coast.  We also appreciate the continued support of our shareholders as we pursue these market share growth opportunities.”

Second Quarter 2017 Financial Highlights

  Net income was $1.6 million, or $0.18 per diluted share.
  Net interest margin was 4.39%.
  Net loans increased $24.1 million to $684.8 million at June 30, 2017, compared to $660.8 million three months earlier and increased $120.0 million compared to $564.8 million a year ago.
  Non-interest-bearing deposits increased 28.2% to $107.0 million at June 30, 2017, compared to $83.5 million a year ago.
  Book value per common share increased to $8.36 at June 30, 2017, compared to $7.81 a year ago.
  The Bank continues to be well-capitalized per banking regulations with its total risk-based capital ratio at 11.62% and Tier 1 leverage ratio at 9.23% at June 30, 2017.
  Annualized return on average assets was 0.83%.
  Annualized return on average common equity was 9.20%.

Income Statement

“Our net interest margin, although contracting slightly during the quarter, still remains above industry averages due to our higher loan yields,” said Susan C. Thompson, Executive Vice President and Chief Financial Officer.  Second quarter net interest margin was 4.39% compared to 4.45% in 1Q17 and 4.47% in 2Q16.  In the first six months of 2017, Community West’s net interest margin was 4.42% compared to 4.46% in the first six months of 2016.

Net interest income for 2Q17 was $8.0 million, a 3.4% increase compared to $7.8 million in the preceding quarter and a 16.5% increase compared to $6.9 million in 2Q16.

Non-interest income increased 8.7% to $697,000 in 2Q17, compared to $641,000 in 1Q17 and increased 20.8% compared to $577,000 in 2Q16, primarily due to increased loan volumes.

Second quarter non-interest expenses totaled $6.0 million, compared to $5.9 million in 1Q17 and $5.5 million in 2Q16.  The increase is largely due to costs associated with the expansion of the Bank’s Northern region, and the addition of the Oxnard location in the Southern region.

Balance Sheet

Total assets were $785.0 million at June 30, 2017, a 4.9% increase compared to three months earlier and a 22.2% increase compared to $642.6 million one year ago.

“The loan portfolio continues to benefit from a strong regional economy and demand for our diverse lending products,” said Plourd.  “The commercial real estate loan portfolio and manufactured housing portfolio generated the most increases during the current quarter.”

Net loans increased 3.1% to $684.8 million at June 30, 2017, compared to $660.8 million at March 31, 2017, and increased 21.2% compared to $564.8 million a year ago.  Commercial real estate loans outstanding were up 53.0% from year ago levels to $317.8 million at June 30, 2017, and comprise 45.9% of the total loan portfolio.  Manufactured housing loans were up 11.0% from year ago levels to $209.1 million and represent 30.2% of total loans.  Commercial loans increased 4.7% from year ago levels to $111.7 million and represent 16.1% of the total loan portfolio and SBA loans decreased 15.8% from a year ago to $34.7 million and represent 5.0% of the total loan portfolio.

Deposits increased 4.7% to $670.3 million at June 30, 2017, compared to $640.1 million at March 31, 2017, and increased 18.6% compared to $565.2 million a year earlier.  Core deposits, defined as non-interest-bearing checking, interest-bearing checking, money market accounts, savings accounts and retail certificates of deposit totaled $463.6 million at June 30, 2017 and comprise 69.1% of total deposits, compared to $419.1 million, or 73.9% of total deposits, a year ago.

Stockholders’ equity was $68.2 million at June 30, 2017, compared to $66.6 million at March 31, 2017, and $63.2 million a year ago.  Book value per common share improved to $8.36 at June 30, 2017, compared to $8.22 at March 31, 2017, and $7.81 a year ago.

Credit Quality

“Due to another quarter of robust loan growth, we recorded a provision for loan losses for the fifth consecutive quarter,” said Plourd.  The loan loss provision was $120,000 in 2Q17, compared to $144,000 in 1Q17, and $61,000 in 2Q16.  Net loan recoveries were $88,000 in 2Q17 compared to $177,000 in 1Q17 and $148,000 in 2Q16.

The allowance for loan losses was $8.0 million at June 30, 2017, or 1.27% of total loans held for investment, compared to 1.28% at March 31, 2017, and 1.37% a year ago.  Net nonaccrual loans decreased 13.6% to $2.0 million, or 0.29% of total loans at June 30, 2017, compared to $2.3 million, or 0.34% of total loans, three months earlier, and decreased 50.2% compared to $4.0 million, or 0.70% of total loans, a year ago.

Of the $2.0 million in net nonaccrual loans, $560,000 were manufactured housing loans, $527,000 were commercial loans, $263,000 were home equity loans, $203,000 were SBA 504 1st loans, $183,000 were single family real estate loans, $144,000 were commercial real estate loans and $108,000 were SBA 7A loans.

Other assets acquired through foreclosure totaled $362,000 at June 30, 2017, compared to $145,000 three months earlier and $129,000 a year earlier.

Cash Dividend Declared

The Company’s Board of Directors declared a quarterly cash dividend of $0.04 per common share, payable August 31, 2017 to common shareholders of record on August 14, 2017.  The current annualized yield, based on the closing price of CWBC shares of $10.10 on June 30, 2017, was 1.6%.

Stock Repurchase Program
On August 31, 2015, the Company announced that the Board of Directors authorized a common stock repurchase program of up to $3.0 million.  As of June 30, 2017, 187,569 shares (none in 2Q17) had been cumulatively repurchased (last repurchase was in 3Q16) at an average price of $7.25 per share.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, the largest publicly traded community bank serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties.  Community West Bank has seven full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura, Westlake Village, San Luis Obispo and Oxnard and a loan production office in Paso Robles. The principal business activities of the Company are Relationship business banking, Manufactured Housing lending and Government Guaranteed lending.

Industry Accolades

In April 2017, Community West was awarded a “Super Premier” rating by The Findley Reports, the highest ranking for a community bank.  For 50 years, The Findley Reports has been recognizing the financial performance of banking institutions in California and the Western United States.  In making their selections, The Findley Reports focuses on these four ratios: growth, return on beginning equity, net operating income as a percentage of average assets, and loan losses as a percentage of gross loans.

In September 2016, Community West was named to Sandler O’Neill and Partners Bank and Thrift Sm-All Stars – Class of 2016.  This award recognized Community West as one of the top 27 best performing small capitalization institutions from a list of publicly traded banks and thrifts in the U.S. with market capitalizations less than $2.5 billion.  In making their selections, Sandler focused on growth, profitability, credit quality and capital strength.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2017	2017	2016	2017	2016

Interest income
Loans, including fees	$8,788	$8,442	$7,414	$17,230	$14,589
Investment securities and other	278	261	260	539	529
Total interest income	9,066	8,703	7,674	17,769	15,118
Interest expense
Deposits	941	858	704	1,799	1,355
Other borrowings and convertible debt	89	71	73	160	145
Total interest expense	1,030	929	777	1,959	1,500
Net interest income	8,036	7,774	6,897	15,810	13,618
Provision (credit) for loan losses	120	144	61	264	(186)
Net interest income after provision for loan losses	7,916	7,630	6,836	15,546	13,804
Non-interest income
Other loan fees	342	303	282	645	557
Document processing fees	151	133	136	284	251
Service charges	112	96	102	208	192
Other	92	109	57	201	156
Total non-interest income	697	641	577	1,338	1,156
Non-interest expenses
Salaries and employee benefits	3,796	3,931	3,494	7,727	6,946
Occupancy, net	686	645	581	1,331	1,067
Professional services	299	179	278	478	457
Advertising and marketing	195	156	212	351	293
Depreciation	188	163	175	351	324
FDIC assessment	179	110	99	289	196
Data processing	165	168	169	333	340
Stock-based compensation	87	84	84	171	164
Loan servicing and collection	55	106	(89)	161	90
Other	357	381	503	738	965
Total non-interest expenses	6,007	5,923	5,506	11,930	10,842
Income before provision for income taxes	2,606	2,348	1,907	4,954	4,118
Provision for income taxes	1,050	992	782	2,042	1,710
Net income	$1,556	$1,356	$1,125	$2,912	$2,408
Earnings per share:
Basic	$0.19	$0.17	$0.14	$0.36	$0.30
Diluted	$0.18	$0.16	$0.13	$0.34	$0.29

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	June 30,	March 31,	June 30,	December 31,
	2017	2017	2016	2016

Cash and cash equivalents	$1,919	$1,811	$2,665	$2,401
Time and interest-earning deposits in other financial institutions	36,085	28,366	24,604	31,715
Investment securities	39,326	35,389	30,782	31,683
Loans:
Commercial	111,655	103,581	106,650	105,290
Commercial real estate	317,793	303,795	207,664	272,142
SBA	34,670	37,036	41,176	36,488
Manufactured housing	209,119	202,332	188,315	194,222
Single family real estate	10,161	11,728	17,203	12,750
HELOC	9,974	10,462	10,803	10,292
Other	(542)	(388)	43	(365)
Total loans	692,830	668,546	571,854	630,819

Loans, net
Held for sale	60,933	59,811	60,086	61,416
Held for investment	631,897	608,735	511,768	569,403
Less: Allowance for loan losses	(7,994)	(7,785)	(7,028)	(7,464)
Net held for investment	623,903	600,950	504,740	561,939
NET LOANS	684,836	660,761	564,826	623,355

Other assets	22,806	21,973	19,747	21,418

TOTAL ASSETS	$784,972	$748,300	$642,624	$710,572

Deposits
Non-interest-bearing demand	$107,049	$102,553	$83,524	$100,372
Interest-bearing demand	262,475	262,008	250,036	253,023
Savings	14,011	14,072	14,173	14,007
Certificates of deposit ($250,000 or more)	82,156	80,293	74,622	77,509
Other certificates of deposit	204,589	181,204	142,829	167,325
Total deposits	670,280	640,130	565,184	612,236
Other borrowings	41,800	37,000	10,500	29,000
Other liabilities	4,676	4,603	3,702	4,000
TOTAL LIABILITIES	716,756	681,733	579,386	645,236

Stockholders' equity	68,216	66,567	63,238	65,336

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
	$784,972	$748,300	$642,624	$710,572

Shares outstanding	8,160	8,103	8,098	8,096

Book value per common share	$8.36	$8.22	$7.81	$8.07

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)
	Three Months Ended	Three Months Ended	Three Months Ended	Six Months Ended
PERFORMANCE MEASURES AND RATIOS	Jun. 30, 2017	Mar. 31, 2017	Jun. 30, 2016	Jun. 30, 2017	Jun. 30, 2016
Return on average common equity	9.20%	8.28%	7.15%	8.75%	7.69%
Return on average assets	0.83%	0.76%	0.72%	0.80%	0.78%
Efficiency ratio	68.79%	70.39%	73.67%	69.57%	73.39%
Net interest margin	4.39%	4.45%	4.47%	4.42%	4.46%

	Three Months Ended	Three Months Ended	Three Months Ended	Six Months Ended
AVERAGE BALANCES	Jun. 30, 2017	Mar. 31, 2017	Jun. 30, 2016	Jun. 30, 2017	Jun. 30, 2016
Average assets	$747,790	$721,630	$631,318	$734,782	$624,808
Average earning assets	735,041	708,751	620,125	721,969	613,999
Average total loans	672,677	650,784	558,841	661,791	551,198
Average deposits	646,316	626,876	553,943	636,650	547,241
Average common equity	67,820	66,381	63,277	67,105	62,958

EQUITY ANALYSIS	Jun. 30, 2017	Mar. 31, 2017	Jun. 30, 2016
Total common equity	$68,216	$66,567	$63,238
Common stock outstanding	8,160	8,103	8,098

Book value per common share	$8.36	$8.22	$7.81

ASSET QUALITY	Jun. 30, 2017	Mar. 31, 2017	Jun. 30, 2016
Nonaccrual loans, net	$1,988	$2,302	$3,988
Nonaccrual loans, net/total loans	0.29%	0.34%	0.70%
Other assets acquired through foreclosure, net	$362	$145	$129

Nonaccrual loans plus other assets acquired through foreclosure, net	$2,350	$2,447	$4,117
Nonaccrual loans plus other assets acquired through foreclosure, net/total assets	0.30%	0.33%	0.64%
Net loan (recoveries)/charge-offs in the quarter	$(88)	$(177)	$(148)
Net (recoveries)/charge-offs in the quarter/total loans	(0.01%)	(0.03%)	(0.03%)

Allowance for loan losses	$7,994	$7,785	$7,028
Plus: Reserve for undisbursed loan commitments	99	113	89
Total allowance for credit losses	$8,093	$7,898	$7,117
Allowance for loan losses/total loans held for investment	1.27%	1.28%	1.37%
Allowance for loan losses/nonaccrual loans, net	402.11%	338.18%	176.23%

Community West Bank *
Tier 1 leverage ratio	9.23%	9.41%	10.53%
Tier 1 capital ratio	10.39%	10.38%	12.28%
Total capital ratio	11.62%	11.60%	13.53%

INTEREST SPREAD ANALYSIS	Jun. 30, 2017	Mar. 31, 2017	Jun. 30, 2016
Yield on total loans	5.24%	5.26%	5.34%
Yield on investments	2.31%	2.48%	2.57%
Yield on interest earning deposits	0.83%	0.74%	0.46%
Yield on earning assets	4.95%	4.98%	4.98%

Cost of interest-bearing deposits	0.69%	0.66%	0.59%
Cost of total deposits	0.58%	0.56%	0.51%
Cost of borrowings	1.22%	1.20%	2.80%
Cost of interest-bearing liabilities	0.72%	0.68%	0.64%

* Capital ratios are preliminary until the Call Report is filed.

Contact:
Susan C.Thompson, EVP & CFO
805.692.5821
www.communitywestbank.com